Exhibit 5.1
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
www.dlapiper.com
T 858.677.1400
F 858.677.1401
September 3, 2009
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the sale and issuance by ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to an aggregate of $18,750,000 of shares of common stock of the Company, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-1 (File No. 333-160778) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included therein (the “Prospectus). The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement between the Company and such underwriter (the “Underwriting Agreement”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended to date and as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, prior to the time of offer or sale of the Shares, the Company’s board of directors or a duly authorized committee thereof will have taken all necessary corporate action to authorize and approve the issuance, sale, number and terms of the Shares to be offered and sold in accordance with the prospectus that forms a part of the Registration Statement at the time of such offer and sale.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefore in accordance with the Registration Statement and the related Prospectus, and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

ADVENTRX Pharmaceuticals, Inc.
September 3, 2009
Page Two
In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:
     (a) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.
     (b) We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the substantive law of the State of California and the substantive federal securities laws of the United States of America. We express no opinion as to the laws of any other state or jurisdiction of the United States or of any foreign jurisdiction. We have made no inquiry into the laws and regulations or as to laws relating to choice of law or conflicts of law principles. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     (c) We express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of any jurisdiction.
     (d) The opinion stated herein relating to the validity and binding nature of obligations of the Company is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)